Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276681

PROSPECTUS SUPPLEMENT NO. 14

(to prospectus dated May 22, 2024)

THE BEACHBODY COMPANY, INC.

543,590 SHARES OF Class A Common Stock

Issuable upon Exercise of Outstanding Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 13, 2024 (the “Prospectus”), related to the resale from time to time, by the selling shareholders identified in the Prospectus under the caption “Selling Shareholders,” of up to 543,590 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), of The Beachbody Company, Inc., a Delaware corporation (“we,” “us,” “our” and similar terms), they may acquire upon the exercise of outstanding warrants, which we refer to as the “Common Warrants,” with the information contained in our Current Annual Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on April 11, 2025 (the “Information”). Accordingly, we have attached the Information to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock are listed on The New York Stock Exchange under the symbol “BODI.” On April 10, 2025, the closing sale price per share of our Class A Common Stock was $4.90.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 11, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2025

The Beachbody Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39735	85-3222090
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Continental Blvd Suite 400
El Segundo, California		90245
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 883-9000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BODI	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

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If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 10, 2025, The Beachbody Company, Inc. (the “Company”) received notice from the New York Stock Exchange (the “NYSE”) that it was not currently in compliance with the requirement of Section 802.01B of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”) that the Company have an average market capitalization of not less than $50.0 million over a consecutive 30 trading-day period and stockholders’ equity of not less than $50.0 million (the “NYSE Notice”).

Pursuant to the NYSE Notice, the Company is subject to the procedures set forth in Sections 801 and 802 of the NYSE Manual and must submit a business plan within 45 days of receipt of the NYSE Notice that demonstrates how the Company expects to return to compliance with this continued listing standard within 18 months of receipt of the NYSE Notice.

The notice and procedures described above have no effect on the listing of the Company’s securities at this time, subject to the Company’s compliance with other continued listing requirements, and the Company intends to submit a plan to regain compliance as required by the rules of the NYSE and as set forth in the NYSE Notice.

Item 7.01 Regulation FD Disclosure.

On April 11, 2025, the Company issued a press release related to the NYSE Notice as described above in Item 3.01 of this Current Report on Form 8-K. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information contained or incorporated in this Item 7.01, including the press release furnished herewith as Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 11, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Beachbody Company, Inc.

Date:	April 11, 2025	By:	/s/ Jonathan Gelfand
Jonathan Gelfand Executive Vice President, Business & Legal Affairs, Corporate Secretary

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Exhibit 99.1

The Beachbody Company, Inc. Receives Notice from the NYSE

EL SEGUNDO, Calif. – April 11, 2025 – The Beachbody Company, Inc. (NYSE: BODi) (the “Company”) today announced that it received notice from the New York Stock Exchange (the “NYSE”) that it was not currently in compliance with the requirement of Section 802.01B of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”) that the Company have an average market capitalization of not less than $50.0 million over a consecutive 30 trading-day period and stockholders’ equity of not less than $50.0 million (the “NYSE Notice”).

Pursuant to the NYSE Notice, the Company is subject to the procedures set forth in Sections 801 and 802 of the NYSE Manual and must submit a business plan within 45 days of receipt of the NYSE Notice that demonstrates how the Company expects to return to compliance with this continued listing standard within 18 months of receipt of the NYSE Notice.

The notice and procedures described above have no effect on the listing of the Company’s securities at this time, subject to the Company’s compliance with other continued listing requirements, and the Company intends to submit a plan to regain compliance as required by the rules of the NYSE and as set forth in the NYSE Notice.

About BODi and The Beachbody Company, Inc.

Originally known as Beachbody, BODi has been innovating structured step-by-step home fitness and nutrition programs for over 25 years such as P90X, Insanity, and 21-Day Fix, plus the first premium superfood nutrition supplement, Shakeology. Since its inception in 1999, BODi has helped over 30 million customers pursue extraordinary life-changing results. The BODi community represents millions of people helping each other stay accountable to goals of healthy weight loss, improved strength and energy, and resilient mental and physical well-being. For more information, please visit TheBeachbodyCompany.com.

Investor Relations
IR@BODi.com

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